Exhibit 2.1

SECOND AMENDMENT AGREEMENT

This Amendment Agreement is made on April 13, 2021

Between:

(1)	The Sellers (as defined in the Agreement); and
(2)	Zynga Inc. a company incorporated in Delaware with registered number 4446916 and whose registered office is at 699 8th Street, San Francisco, California 94103, the United States (the “Purchaser”).

Whereas:

(A)

The Sellers and the Purchaser have on 20 December 2018 entered into a Share Sale and Purchase Agreement for the sale and purchase of all issued and outstanding shares and other equity securities of Small Giant Games Oy, as amended on May 15, 2019 (the so amended Share Sale and Purchase Agreement, “Agreement”).

(B)	The Company has since the original date of the Agreement developed a new game, Puzzle Combat.
(C)

As the Purchaser believes that investing in marketing expenses of Puzzle Combat is in the best interest of the Purchaser’s long-term business objectives and accordingly desires to invest in marketing expenses for Puzzle Combat, while the Sellers desire to ensure that the Step-In Year Three Closing Consideration which was agreed in the context of the sale of the Company is not impacted by marketing expenses related to Puzzle Combat, the Parties have agreed to the Agreement as set forth below.

(D)	Capitalized terms in this Amendment Agreement shall have the meaning given to them in the Agreement unless specifically defined herein.

It is agreed:

1.	AMENDMENT OF THE AGREEMENT
1.1	A new definition “Puzzle Combat” shall be included and shall mean the following: “the game Puzzle Combat in any form, format or version”.
1.2

A new definition “Puzzle Combat Bookings” shall be included and shall mean the following: “Any (i) revenue received from Apple or Google or (ii) ad revenue (including without limitation from Unity, Facebook or MoPub), in each case related to or in respect of Puzzle Combat”.

1.3

A new definition “Puzzle Combat Marketing Expenses” shall be included and shall mean the following: “Player acquisition costs or marketing expenses related to or for the advancement or marketing of Puzzle Combat”.

1.4

A new definition “Puzzle Combat Platform Expenses” shall be included and shall mean the following: “Fees and expenses paid to third-party distribution platforms, including Apple’s App Store and Google’s Play Store, related to the distribution of Puzzle Combat”.

1.5	The last sentence of the definition “Company EBITDA” shall be amended to read as follows:

The Company EBITDA shall be calculated as specified in Part 3 (Company EBITDA Calculation Format) of Schedule 8 (Step-In Consideration) and in accordance with the Applicable Accounting Standards; provided, however, that for the purposes of Company EBITDA for the Third Step-In Period, (i) the line item “Sales accounts in general” on Schedule 8 (Step-In Consideration) shall not include any Puzzle Combat Bookings; (ii) the line item “Marketing expenses” on Schedule 8

(Step-In Consideration) shall not include any Puzzle Combat Marketing Expenses; and (iii) the line item “Raw Materials and Services” on Schedule 8 (Step-In Consideration) shall not include any Puzzle Combat Platform Expenses provided, further, that all other costs and expenses of the Company shall be included for the purposes of Company EBITDA for the Third Step-In Period, including any marketing expenses other than Puzzle Combat Marketing Expenses and any distribution expenses other than Puzzle Combat Platform Expenses.

1.6	Notwithstanding anything contrary in the Agreement, including in Clause 11 (Obligations During Step-In Period), the Step-in Covenants set forth in Schedule 9 or any Operating Plan:
(i)

the Purchaser shall be entitled to provide to the Company a written marketing direction in relation to Puzzle Combat, in which case the Company shall engage in such marketing activities as envisaged in such written marketing direction and the costs or expenses of all such marketing activities shall be considered Puzzle Combat Marketing Expenses; and

(ii)	the Purchaser may as part of an Operating Plan or otherwise agree upon a specific marketing budget for Puzzle Combat and the Company may use such marketing budget for Puzzle Combat Marketing Expenses.
1.7	Save as set out in Clauses 1.1 to 1.6 above, no other amendments are made to the Agreement, which shall remain in full force and effect in accordance with its current terms in all other respects.
2.	OTHER TERMS

Clauses 20 (Confidentiality) and 36 (Governing Law and Jurisdiction) of the Agreement shall be applicable to this Amendment Agreement mutatis mutandis.

3.	COUNTERPARTS

This Amendment Agreement may be executed in counterparts and shall be effective when each of the signatories below has executed and delivered a counterpart. Such counterparts may be executed and delivered in electronic format (including by e-mail and by way of DocuSign signatures). Each counterpart shall constitute an original of this Amendment Agreement, but all the counterparts shall together constitute one and the same instrument.

* * * * *

In Witness Whereof the Parties have executed and delivered this Amendment Agreement on the date which first appears above.

Signed for and on behalf of Timo Soininen	/s/ Timo Soininen Timo Soininen
Signed for and on behalf of Otto Nieminen	/s/ Otto Nieminen Otto Nieminen
Signed for and on behalf of EQT Ventures Investments S.à r.l.	/s/ Christiaan Snyders Christiaan Snyders /s/ Anna Kuylenstierna Anna Kuylenstierna

Signed for and on behalf of

Markus Halttunen

Ilkka-Kristian Juopperi

Tommi Vallisto

Creandum III, L.P.

Spintop Investments Partners II AB

PROfounders Capital L.P.

Markku Kaloniemi

El-Express Oy

Jarkko Virtanen

Palmen & Charpentier Investing Oy

Besodos Investors Oy

First Fellow Oy

EGM Investments LLC

Raine Kellokangas

ANG Holding Oy

Musta Aukko Oy

Sisu Game Ventures Oy

Ari Korhonen

Sto-rahoitus Oy

Sonja Ängeslevä

Cap A Fund I L.P.

Vesa Engdahl

Teemu Aho

Ben Feder

Angus Lovitt

Silfverlok Invest AB

Andras Vajlok

David Bargo

Gergely Patai

Tim Lönnqvist

Dmitry Mikhaylov

Silviu Anita

Oskari Niittymäki

Thien An Vu

Antti Paikkala

Jose Saarniniemi

Sara Supply

Ninja Tukiainen

Joonatan Sörensen

Petri Lehtinen

Ari Perttunen

Joel Joensuu

Caio Comandulli

Pierluigi Videsott

Eveliina Tarvainen

Eino Nevolainen

Ville Järvi

Aleksandra Vuitcik

Peitsa Hynninen

Mikko Wilkman

Heikki Uljas

Marko Kalliokoski

Kalevi Sylvänne

Sofia Vanhanen

Aru Vaitere

Joanna Scott

Laura Laakso

Nuno Pinheiro

Maria Vilko

Janne Kaistinen

Saana Vartama

/s/ Timo Soininen Timo Soininen as the Sellers’ Representative

Signed for and on behalf of Zynga Inc.	/s/ James Gerard Griffin James Gerard Griffin Chief Financial Officer /s/ Matthew S. Bromberg Matthew S. Bromberg Chief Operating Officer